FIRST AMENDMENT TO
MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS **FIRST AMENDMENT** (this "Amendment") is made effective as of the 17th day of June, 2016 to that certain Membership Interest Purchase Agreement, dated as of August 5, 2015 (this "Agreement"), by and between **T.A.S. Holdings, LLC**, a Delaware limited liability company (**"Seller"**), and **Orion Concrete Construction, LLC**, a Delaware limited liability company (**"Purchaser"**). Seller and Purchaser are hereinafter referred to as the **"Parties"**.

WITNESSETH:

WHEREAS, ARTICLE VIII. GENERAL PROVISIONS. Section 8.1, of the Agreement provides that the Parties may modify the original Agreement by written instrument executed by the Parties;

WHEREAS, as a result of a definitive third party valuation completed after the Agreement was executed, the allocation of the Purchase Price, as depicted in that certain schedule attached as Exhibit "A", has been brought into question;

WHEREAS, the Parties deem it necessary and desirable to so amend and restate Exhibit "A" to the Agreement to conform to said third party valuation;

NOW THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the Parties hereto agree as follows:

ARTICLE I
PURPOSE, DEFINITIONS AND INTERPRETATIONS

1.1 **Purpose.** The purpose of this Amendment is to evidence the Parties' agreement to revise the Purchase Price Allocation among the Assets for all purposes (including financial accounting and Tax purposes) by amending and restating the allocation schedule attached as Exhibit "A" to the Agreement and as more fully defined under Article I. Sale Purchase; Section 1.2(e) Purchase Price Allocation.

1.2 **Purchase Price Allocation.** The Parties do hereby agree to modify the Allocation of the Purchase Price among the Assets for all purposes (including financial accounting and Tax purposes) to conform to the a newly revised allocation schedule, attached hereto as Annex "A" and, as a result, the Agreement is hereby amended to remove and replace the current form of Exhibit "A" to the Agreement with the attached revision thereof, attached hereto as Annex "A".

1.3 **Consideration.** In consideration for Seller's agreement to modify the Exhibit A to the Agreement as set forth herein, Purchaser agrees to pay to Seller within 3 business days of the date of this Agreement, the sum of $384,753 according to wire transfer instructions to be provided to Purchaser by Seller.

1.4 **Definitions.** Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

1.5 **Interpretations.** In this Amendment, unless a clear contrary intention appears, (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Amendment as a whole and not to any particular Article, Section or other subdivision; (b) reference to any Article or Section, means such Article or Section hereof; and (c) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such terms.

ARTICLE II

DEFINITIONS

2.01 **Definitions of the Agreement.** Except to the extent specifically provided herein to the contrary in this Amendment, all definitions conditions, understandings and agreements between the Parties, as set forth in the Agreement shall be binding upon and inure to the benefit of each of the respective Parties, as set forth in this Agreement.

2.02 **Severability Clause.** If any portion of this Amendment (or the Agreement, as amended hereunder), is held to be invalid or unenforceable for any reason by a court or governmental authority of competent jurisdiction, then such portion will be deemed to be stricken and the remainder of the document(s) shall continue in full force and effect.

2.03 **Headings.** The headings are for convenience only and may not be used to construe or interpret this Amendment.

2.04 **Counterparts and Signatures.** This Amendment may be executed in one or more counterparts, ad by each of the respective Parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Amendment, facsimile and electronically transmitted signatures shall be deemed original for all purposes.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

SELLER:

T.A.S. HOLDINGS, LLC

By: ______________________
Name: Mark M. Scully
Title: President

PURCHASER:

ORION CONCRETE CONSTRUCTION, LLC

By: ______________________
Name: Mark R. Stauffer
Title: Chief Executive Officer